Filed pursuant to Rule 424(b)(3)
Registration No. 333-225389

6,340,000 Shares of Common Stock

This prospectus relates to the resale or other disposition from time to time of up to 6,340,000 shares of common stock of Smith Micro Software, Inc. by the selling stockholders identified herein, including 3,170,000 shares of our common stock and 3,170,000 shares of common stock issuable upon exercise of outstanding warrants, in each case, which were issued to the selling stockholders in private placement transactions.

The selling stockholders identified in this prospectus, or their respective pledgees, donees, transferees or other successors-in-interest, may offer the shares from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices as set forth under “Plan of Distribution.”

We will not receive any of the proceeds from the sale of common stock by the selling stockholders. We will pay the expenses of registering these shares. We will, however, receive the net proceeds of any warrants exercised for cash.

Our common stock is listed on the NASDAQ Capital Market under the symbol “SMSI.” On June 18, 2018, the last reported sale price of our common stock on the NASDAQ Capital Market was $2.43.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS BEGINNING ON PAGE 10 OF THIS PROSPECTUS BEFORE PURCHASING ANY OF THE SHARES OFFERED BY THIS PROSPECTUS.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 20, 2018

You may only rely on the information contained in this prospectus or incorporated herein by reference. We have not authorized anyone to provide you with information that differs from what is contained or incorporated by reference in this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the common stock offered by this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any common stock in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made in connection with this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or that the information contained by reference to this prospectus is correct as of any time after its date.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. However, it may not contain all of the information that is important to you. You should carefully read the entire prospectus, particularly the risks of investing in our securities discussed under “Risk Factors” and including the documents incorporated by reference before deciding to invest in our common stock. The terms “Smith Micro,” “the Company,” “we,” “us,” or “our” in this prospectus refer to Smith Micro Software, Inc. and its wholly-owned subsidiaries, unless the context suggests otherwise.

FORWARD-LOOKING STATEMENTS

This prospectus, including the documents that we incorporate by reference, include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions about us and our subsidiaries that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “believe,” “continue,” “estimate,” “project,” “intend,” or the negative of such terms or other similar expressions. For example, statements concerning financial condition, possible or assumed future results of operations, growth opportunities, industry developments, plans and objectives of management, markets for our common stock and future management and organizational structure are all forward-looking statements. Forward-looking statements are not guarantees of performance. They involve known and unknown risks, uncertainties and assumptions that may cause actual results, levels of activity, performance or achievements to differ materially from any results, levels of activity, performance or achievements expressed or implied by any forward-looking statement. You should not place undue reliance on these forward-looking statements, which speak only as of the date made. We undertake no obligation to publicly release the result of any revision of these forward-looking statements to reflect events or circumstances after the date they are made or to reflect the occurrence of unanticipated events. Many of these risks and uncertainties are set forth in the “Risk Factors” section of this prospectus and in our other filings with the Securities and Exchange Commission (the “Commission”). Should any of these factors or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may differ materially from those included within the forward-looking statements. Such factors include, but are not limited to, the following:

•our ability to remain a going concern;
•our ability to raise additional capital to fund our operations and the risk of such capital not being available to us at commercially reasonable terms or at all;
•our customer concentration given that the majority of our sales currently depend on a few large client relationships, including Sprint;
•our ability to become and remain profitable;

•the difficulty of predicting our quarterly revenues and operating results and the chance of such revenues and results falling below analyst or investor expectations, which could cause the price of our common stock to fall;

•rapid technological evolution and resulting changes in demand for our products from our key customers and their end users;
•intense competition in our industry and our ability to successfully compete;

•the pace at which the markets for new products develop;
•our ability to hire and retain key personnel;
•the availability of third party intellectual property and licenses needed for our operations on commercially reasonable terms, or at all;
•our ability to establish and maintain strategic relationships with our customers and mobile device manufacturers;
•our ability to assimilate acquisitions without diverting management attention and impacting current operations;
•the existence of undetected software defects in our products;
•the impact of U.S. regulations on our business and industry;
•our ability to protect our intellectual property and our ability to operate our business without infringing on the rights of others;
•the risks inherent with international operations;
•the possibility of security and privacy breaches in our systems damaging client relations and inhibiting our ability to grow;
•interruptions or delays in the services we provide from our data center hosting facilities that could harm our business;
•the risk of being delisted from NASDAQ if we fail to meet any of its applicable listing requirements;
•potential tax liabilities and other factors that may impact our effective tax rates;
•the impact of evolving information security and data privacy laws on our business and industry; and
•those additional factors which are listed under the caption “Risk Factors” beginning on page 10 of this prospectus.

You should read this prospectus and the documents that we reference herein and therein and have filed as exhibits to the registration statement, of which this prospectus is part, completely and with the understanding that our actual future results may be materially different from what we concurrently expect. You should assume that the information appearing in this prospectus and any document incorporated herein by reference is accurate as of its date only. Because the risk factors referred to above could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on our behalf, you should not place undue reliance on any forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict which factors will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We qualify all of the information presented in this prospectus and any document incorporated herein by reference, and particularly our forward-looking statements, by these cautionary statements.

OUR COMPANY

Smith Micro Software, Inc. (“Smith Micro”) develops software to simplify and enhance the mobile experience, providing solutions to leading wireless service providers, device manufacturers, and wireless users around the world. From optimizing wireless networks to uncovering customer experience insights, and from providing visual access to wireless voicemail to ensuring family safety, our solutions enrich connected lifestyles while creating new opportunities to engage consumers via smartphones. We also provide a services platform for the Internet of Things (“IoT”) that enables comprehensive device management and firmware over-the-air (“FOTA”) updates for various types of connected devices. In addition, Smith Micro’s portfolio includes a wide range of products for creating, sharing, and monetizing rich content, such as visual messaging and 2D/3D graphics applications. With this as a focus, it is Smith Micro’s mission to help our customers thrive in a connected world.

For more than three decades, Smith Micro has developed deep expertise in embedded software for mobile devices, policy-based management platforms, and highly-scalable client and server applications. Tier 1 mobile network operators, cable providers, original equipment manufacturers (“OEMs”)/device manufacturers, and enterprise businesses across a wide range of industries use our software to capitalize on the growth of connected consumers, mobile apps, vehicle telematics, and smart cities.

In general, we help our customers:

•Provide valuable digital lifestyle services, such as family location services, parental controls, and device security, to mobile consumers;
•Manage mobile devices over-the-air for maximum performance, efficiency, reliability and cost-effectiveness;
•Provide easy visual access to wirelessly delivered voicemail messages, while also providing easy conversion of voice messages to text messages;
•Optimize wireless networks, reduce operational costs, and deliver “best-connected” user experiences;
•Efficiently and securely manage connected devices comprising the IoT;
•Design and create 2D and 3D digital illustrations, animation and figure design with easy-to-use, professional-grade graphics software.

We continue to innovate and evolve our business to take advantage of industry trends and opportunities in emerging markets, such as digital lifestyle services and online safety, “Big Data” analytics, automotive telematics, and the industrial IoT. The key to our longevity, however, is not simply technological innovation, but a never-ending focus on customer value.

During fiscal year 2017, we made several important steps toward profitability. We completed a major restructuring of our business to bring expenses in-line with current revenues, decreasing expenses by approximately $3.5 million per quarter. Our new Chief Financial Officer, Timothy C. Huffmyer, brought an extensive background of financial planning and analysis, public-company experience in the technology sector, as well as mergers and acquisition experience to Smith Micro’s management team. Smith Micro ended 2017 on a strong note with the launch of its flagship product, SafePath® Family, with Sprint, the first Tier 1, U.S-based mobile network operator (“MNO”) to roll out the service.

The Company was incorporated in California in November 1983, and reincorporated in Delaware in June 1995. Our principal executive offices are located at 51 Columbia, Aliso Viejo, California 92656. Our telephone number is (949) 362-5800. Our website address is www.smithmicro.com, and we make our filings with the U.S. Securities and Exchange Commission (the “SEC”) available on the Investor Relations page of our website. Information contained on our website does not constitute a part of this Report. Our common stock is traded on the NASDAQ under the symbol SMSI.

Business Segments

Our business is focused on two industry segments: Wireless and Graphics. We do not separately allocate operating expenses, nor do we allocate specific assets to these segments. Therefore, segment information reported includes only revenues and cost of revenues.

Wireless Segment

The wireless industry continues to undergo rapid change on all fronts, from the ubiquity of Wi-Fi and cellular networks, to the vast array of connected devices, mobile applications, and digital content consumed by users who want information, high-speed wireless connectivity, and entertainment anytime, anywhere. While most of us think about being “connected” in terms of computers, tablets and smartphones, the IoT is creating a world where almost anything can be connected to the wireless internet. Wearable devices such as smartwatches, fitness trackers and GPS locators are now commonplace, enabling people and pets to be connected to the “Internet of Everything” as well. These devices have created an entire ecosystem of over-the-top (“OTT”) apps, while expanding how communication service providers can provide value to mobile consumers.

In addition, pervasive connectivity has changed the way businesses operate on small and grand scales. For example, Wi-Fi hotspots are being deployed by neighborhood bookstores and coffee houses to keep customers on premise longer, as well as by large sports arenas to deliver real-time video feeds via social networks and online broadcasts. Retailers are now spending more than 50% of their advertising budgets on mobile media, and targeting for those advertisements is driven by “Big Data” initiatives that collect consumer information from virtually every online or mobile interaction.

Although there are numerous business opportunities associated with pervasive connectivity, there are also many challenges, including:

-

The average age by which most children use smartphones and other connected devices continues to decrease. As such, parents and guardians must be proactive in managing and combating digital lifestyle problems such as excess screen time, cyberbullying, and online safety;

-	Complexity, congestion, and spectrum scarcity plague wireless networks, making it difficult and expensive to satisfy the demand for mobile services by consumers and businesses;
-	As IoT use cases continue to proliferate and scale, management complexity, security and interoperability must be addressed efficiently and correctly;
-	MNOs are being marginalized by messaging applications, and face growing competitive pressure from cable/multiple service operators (“MSO”) and others deploying Wi-Fi networks to attract mobile users;
-	Enterprises face increasing pressure to mobilize workforces, operations, and customer engagement, but lack the expertise and technologies needed to leverage mobile securely and cost-effectively;
-

Consumers, frustrated by slow, congested mobile networks and inconsistent device/app behavior, seek simpler network access and more personalized mobile experiences, while simultaneously demanding faster, cheaper, and more secure wireless services.

To address these challenges, Smith Micro offers multi-platform, modular solutions such as:

SafePath ® - The SafePath platform is a scalable, cloud-based platform for MNOs and enterprises to provide device monitoring and protection services for their subscribers, customers, employees and students. The platform’s flagship product, SafePath Family, is a next-generation location tracking and parental controls platform that enables mobile operators to provide comprehensive family safety functionalities to their subscribers as a white-labeled value-added service.

QuickLink® IOT Services Platform - QuickLink IoT is a comprehensive device management solution for the Internet of Everything. Providing standards-based IoT device management functionality combined with robust support for FOTA and application over-the-air (“AOTA”) updates, QuickLink IoT simplifies and streamlines the complexity of IoT device management at scale.

CommSuite® - Smith Micro’s CommSuite premium messaging platform helps MNOs deliver a next-generation voicemail experience to mobile subscribers, while enabling them to monetize a legacy cost-center. CommSuite Visual Voicemail (“VVM”) quickly and easily allows users to manage voice messages just like email or SMS - with reply, forwarding and social sharing options. CommSuite also enables multi-language Voice-to-Text (“VTT”) transcription messaging, which facilitates convenient message consumption for users by reading versus listening. In 2017, the CommSuite product was installed on more than 18 million mobile handsets.

NetWise® - NetWise is a policy-on-device platform that optimizes wireless Quality of Experience (“QoE”). Addressing challenges central to today's mobile lifestyle such as connection and network traffic management, Wi-Fi discovery, credential provisioning, user authentication and radio management, NetWise is a proven carrier-grade solution for communications service providers (“CSPs”).

Captivate™ - Captivate is a mobile engagement and Big Data analytics platform that enables CSPs and business to consumer (“B2C”) enterprises to deliver contextual mobile promotions and advertising at the right time and place. Captivate provides mobile device-based consumer insights that are invaluable to all types of consumer-facing businesses in understanding, segmenting and targeting mobile consumers.

For 35 years, Smith Micro has provided software solutions for global businesses, evolving with the Telecom industry through the Internet age. Today, the Company develops wireless standards-based software that is extensible, interoperable, scalable, and proven to meet the most dynamic and demanding mobile environments.

Graphics Segment

Smith Micro’s graphics group develops a variety of software, including graphic design and animation, and compression and PC/Mac utilities, for consumers, professional artists, and educators. These products are available through direct sales on Smith Micro websites (smithmicro.com, mysmithmicro.com and contentparadise.com), as well as through affiliate websites, resellers, and retail outlets.

The Company’s graphics portfolio includes Poser®, a professional solution for 3D Figure Design and Animation; Moho® (formerly Anime Studio®), a complete solution for 2D animation; and MotionArtist®, an easy-to-use tool that enables amateur and professional artists to bring comics to life with animated panels, text and word balloons. These programs are used by major entertainment studios, and world-renowned artists and graphics firms to create award-winning movies, television shows, TV advertising, internet media content, 3D gaming, and visual designs. Our reseller agreement with Japanese software developer Celsys, which permitted us to market, license and provide support for the English-language version of Clip Studio Paint (formerly Manga Studio), terminated in the fourth quarter of 2017. As such, Clip Studio Paint was phased out of our product portfolio in 2017.

Products

Our primary products consist of the following:

Business Segment	Products	Description
Wireless	SafePath® Family	Real-time family location tracking app with easy-to-use parental controls, and built-in support for wearable devices such as GPS-enabled smartwatches, backpack locators, and pet trackers
	CommSuite® VVM	Visual Voicemail delivered directly to a mobile phone app and managed like email
	CommSuite® VTT	Voice-to-Text transcription of voicemail and voice SMS messages
	NetWise® Optics	A mobile analytics solution that uncovers performance blind spots in wireless networks and helps CSPs optimize network quality and performance
	NetWise® Passport	An automated user onboarding and Wi-Fi service provisioning solution
	QuickLink® IoT Services Platform	An end-to-end device management platform for fault & diagnostics management, device provisioning, device configuration, and over-the-air firmware and application updates
	Captivate™	Mobile marketing and Big Data platform that uses real-time conditions, events, location, and analytics to better engage mobile consumers
Graphics	Poser®	3D rendering and animation software for photorealistic characters, art, illustration, and digital design
	Moho® (formerly Anime Studio®)	Complete 2D animation program for creating movies, cartoons, anime, and cut out animations
	MotionArtist®	A fast, easy solution for creating animatics and interactive presentations
	StuffIt Deluxe®	A patented, lossless compression solution for documents and media

Marketing and Sales Strategy

Because of our broad product portfolio, deep integration experience, and flexible business models, we can quickly bring to market innovative solutions that support our customers’ needs to create new revenue opportunities and differentiate their products and services among their competitors.

Our marketing and sales strategy is as follows:

Leverage Operator and OEM Relationships. We continue to capitalize on our strong relationships with the world’s leading MNOs, MSOs, and device manufacturers. These customers serve as our primary distribution channel, providing access to hundreds of millions of end users around the world.

Focus on High-Growth Markets. We continue to focus on providing digital lifestyle solutions, analytics/Big Data solutions, premium messaging services, and wireless connectivity taking advantage of expanding 4G and Wi-Fi networks, as well as the explosive growth of smartphones, tablets, and IoT devices.

Expand our Customer Base. In addition to growing business with current customers, we are increasing penetration of the enterprise market, with particular focus on large B2C companies, such as retail brands, banking, and hospitality, as well as industrial IoT companies deploying connected devices.

Key Revenue Contributors

Revenues attributable to Sprint and their respective affiliates in the Wireless business segment accounted for 61%, 63%, and 65% of the Company’s total revenues for fiscal years 2017, 2016, and 2015, respectively. Revenues attributable to FastSpring in the Graphics business segment accounted for 14%, 14%, and 11% of the Company’s total revenues for fiscal years 2017, 2016, and 2015, respectively. The loss of any of our major customers or decisions by a significant customer to substantially reduce purchases from us for any reason could have a material adverse effect on our business.

Customer Service and Technical Support

We provide technical support and customer service through our online knowledge base, email, and live chat. OEM customers generally provide their own primary customer support functions and rely on us for support to their technical support personnel.

Product Development

The software industry, particularly the wireless market, is characterized by rapid and frequent changes in technology and user needs. We work closely with industry groups and customers, both current and potential, to help us anticipate changes in technology and determine future customer needs. Software functionality depends upon the capabilities of the hardware. Accordingly, we maintain engineering relationships with various hardware manufacturers and we develop our software in tandem with their product development. Our engineering relationships with manufacturers, as well as with our major customers, are central to our product development efforts. We remain focused on the development and expansion of our technology, particularly in the wireless space. Research and development expenditures amounted to $9.0 million, $15.9 million, and $13.9 million for the years ended December 31, 2017, 2016, and 2015, respectively.

Manufacturing

We utilize manufacturing capabilities for our Graphics physical products. Our product development group produces a product master for each product that is then duplicated and packaged into products by the manufacturing organization. All product components are purchased by our personnel in our Aliso Viejo, California facility. Our manufacturing is subcontracted to outside vendors and includes the replication of CD-ROMs and the printing of documentation materials. Assembly of the final package is completed by our Aliso Viejo, California facility.

Competition

The markets in which we operate are highly competitive and subject to rapid changes in technology. These conditions create new opportunities for Smith Micro, as well as for our competitors, and we expect new competitors to continue to enter the market. We not only compete with other software vendors for new customer contracts, we also compete to acquire technology and qualified personnel.

We believe that the principal competitive factors affecting the mobile software market include domain expertise, product features, usability, quality, price, customer service, and effective sales and marketing efforts. Although we believe that our products currently compete favorably with respect to these factors, there can be no assurance that we can maintain our competitive position against current and potential competitors. We also believe that the market for our software products has been and will continue to be characterized by significant price competition. A material reduction in the price we obtain for our products would negatively affect our profitability.

Many of our existing and potential customers have the resources to develop products that compete directly with our products. As such, these customers may opt to discontinue the purchase of our products in the future. With this as background, our future performance is substantially dependent upon the extent to which existing customers elect to purchase software from us rather than designing and developing their own software.

Proprietary Rights and Licenses

We protect our intellectual property through a combination of patents, copyrights, trademarks, trade secrets, foreign intellectual property laws, confidentiality procedures and contractual provisions. We have United States and foreign patents and pending patent applications that relate to various aspects of our products and technology. We have also registered, and applied for the registration of, U.S. and international trademarks, service marks, domain names and copyrights. We will continue to apply for such protections in the future as we deem necessary to protect our intellectual property. We seek to avoid unauthorized use and disclosure of our proprietary intellectual property by requiring employees and third parties with access to our proprietary information to execute confidentiality agreements with us and by restricting access to our source code.

Our wireless customers license our products through software license agreements or access our offerings through software as a service (“SaaS”) agreements, and our graphics products are subject to “click-through” end user license agreements. Our license agreements contain restrictions on reverse engineering, duplication, disclosure, and transfer, and our SaaS agreements contain restrictions on access and use.

Despite our efforts to protect our proprietary technology and our intellectual property rights, unauthorized parties may attempt to copy or obtain and use our technology to develop applications with the same functionality as our applications. Policing unauthorized use of our technology and intellectual property rights is difficult, and we may not be able to detect unauthorized use of our intellectual property rights or take effective steps to enforce our intellectual property rights.

Employees

As of December 31, 2017, we had a total of 161 employees within the following departments: 103 in engineering, 28 in sales and marketing, 12 in operations and customer support, and 18 in management and administration. We are not subject to any collective bargaining agreement and we believe that our relationships with our employees are good.

The Offering

Common stock offered by selling stockholders

Up to 6,340,000 shares of common stock which we have issued and may issue to them upon exercise of certain warrants issued to them in private placement transactions, comprised of 3,170,000 shares of our common stock, and 3,170,000 shares of common stock issuable upon exercise of outstanding warrants.

Common stock outstanding	24,650,150 shares as of May 30, 2018.

Use of proceeds	We will not receive any proceeds from the sale of the shares of common stock by the selling stockholders; however, we will receive the exercise price of the warrants held by them.

NASDAQ Capital Market symbol	SMSI

Risk Factors

The securities offered by this prospectus are speculative and involve a high degree of risk and investors purchasing securities should not purchase the securities unless they can afford the loss of their entire investment. See “Risk Factors” beginning on page 10.

RISK FACTORS

Investing in our securities involves risk. Before making an investment decision, you should carefully consider the following risk factors as well as the risks described in our most recent Annual Report on Form 10-K, as amended, or any updates to our risk factors in our Quarterly Reports on Form 10-Q, together with all of the other information appearing in or incorporated by reference into this prospectus, in light of your particular investment objectives and financial circumstances. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment.

If we are unable to meet our obligations as they become due over the next twelve months, the Company may not be able to continue as a going concern.

We currently believe that we will be able to meet our financial obligations as they become due over the next twelve months, primarily based on our current working capital levels, our current financial projections, and our ability to secure short-term loans and raise capital when necessary.

Our ability to continue as a going concern is substantially dependent upon these factors. If our financial performance and cash flow position the Company unfavorably compared to our internal plans and projections, we may need to consider additional actions to mitigate conditions or events that would raise substantial doubt about our ability to continue as a going concern, including the following:

•	Raising additional capital through short-term loans.
•	Implementing additional restructuring and cost reductions.
•	Raising additional capital through a private placement or other transaction.
•	Disposing of or discontinuing one or more product lines.
•	Selling or licensing intellectual property.

Should our going concern assumption not be appropriate or should we become unable to continue in the normal course of operations, adjustments would be required to our consolidated financial statements to the amounts and classifications of assets and liabilities, and these adjustments could be significant. Our consolidated financial statements do not reflect the adjustments or reclassifications of assets and liabilities that would be necessary if we were to become unable to continue as a going concern.

We may raise additional capital through the issuance of equity or convertible debt securities or by borrowing money in order to meet our capital needs. Additional funds to allow us to meet our capital needs may not be available on terms acceptable to us or at all.

We believe that our cash and the cash we expect to generate from operations will be sufficient to meet our capital needs for the next twelve months. However, it is possible that we may need or choose to obtain additional financing to fund our future activities. We could raise these funds by selling more stock to the public or to selected investors, or by borrowing money. We may not be able to obtain additional funds on favorable terms, or at all. If adequate funds are not available, we may be required to curtail our operations or other business activities significantly or to obtain funds through arrangements with strategic partners or others that may require us to relinquish rights to certain technologies or potential markets.

It is possible that our future capital requirements may vary materially from those currently anticipated. The amount of capital that we will need in the future will depend on many factors, including but not limited to:

•	the market acceptance of our products;
•	the levels of promotion and advertising that will be required to launch our products and achieve and maintain a competitive position in the marketplace;
•	our business, product, capital expenditure, and research and development plans and product and technology roadmaps;

•	the levels of working capital that we maintain;
•	capital improvements to new and existing facilities;
•	technological advances;
•	our competitors’ response to our products; and
•	our relationships with suppliers and customers.

In addition, we may raise additional capital to accommodate planned growth, hiring, and infrastructure needs or to consummate acquisitions of other businesses, products or technologies.

Our current customer profile, including the fact that we derive a significant portion of our revenues from sales to a concentrated number of clients, may adversely impact our revenues and operating results.

In our Wireless business segment, we sell primarily to large carriers, cable operators, and OEMs, so there are a limited number of actual and potential customers for our products, resulting in significant customer concentration. For the year ended December 31, 2017, sales to Sprint and their affiliates comprised 61% of our total revenues.

Because of our relatively high customer concentration, this carrier and other large customers possess a relative level of pricing power over us, and any material decrease in sales to any of them would materially affect our revenue and profitability.

Our carrier, cable operator, and OEM customers are not the end users of our products and our revenue is in many instances dependent upon distribution of our products by our customers to their end users. If any of their efforts to market and sell products and services incorporating our software and services are unsuccessful in the marketplace, our revenues and profitability could be adversely affected.

We also derive a significant portion of our revenue from a few vertical markets, such as wireless carriers, cable operators, and handset manufacturers. In order to sustain and grow our business, we must continue to sell our software products in these vertical markets. Shifts in the dynamics of these vertical markets, such as new product introductions by our competitors, could materially harm our results of operations, financial condition and prospects. Increasing our sales outside our core vertical markets, for example to large enterprises, requires us to devote time and resources to hire and train sales employees familiar with those industries. Even if we are successful in hiring and training sales teams, customers in other vertical markets may not need or sufficiently value our current products or new product introductions.

If there are delays in the distribution of our products or if customer negotiations for our new products cannot occur on a timely basis, we may not be able to generate revenues sufficient to meet the needs of the business in the foreseeable future or at all.

The Company has a history of net losses, may incur substantial net losses in the future, and may not achieve profitability.

We have undertaken recent restructurings to reduce our expenses to be more in line with our current and projected revenue. However, if our revenues do not increase in the future, we will likely need to undertake further restructurings, operating losses will likely continue, and we may not be able to achieve profitability in the foreseeable future.

Our quarterly revenues and operating results are difficult to predict and could fall below analyst or investor expectations, which could cause the price of our common stock to fall.

Our quarterly revenues and operating results have fluctuated significantly in the past and may continue to vary from quarter to quarter due to a number of factors, many of which are not within our control. If our operating results do not meet the expectations of securities analysts or investors, our stock price may decline. Fluctuations in our operating results may be due to a number of factors, including the following:

•	the gain or loss of a key customer;

•	the size and timing of orders from and shipments to our major customers;
•	the size and timing of any product return requests;
•	our ability to maintain or increase gross margins;
•	variations in our sales channels or the mix of our product sales;
•	our ability to anticipate market needs and to identify, develop, complete, introduce, market and produce new products and technologies in a timely manner to address those needs;
•	the availability and pricing of competing products and technologies and the resulting effect on sales and pricing of our products;
•	acquisitions;
•	the effect of new and emerging technologies;
•	the timing of acceptance of new mobile services by users of our customers’ services;
•	deferrals of orders by our customers in anticipation of new products, applications, product enhancements or operating systems; and
•	general economic and market conditions.

We have difficulty predicting the volume and timing of orders. In any given quarter, our sales may involve large financial commitments from a relatively small number of customers. As a result, the cancellation or deferral of even a small number of orders could materially impact our revenues, which would adversely affect our quarterly financial performance. Also, we have often recorded a large amount of our sales in the last month of the quarter and often in the last week of that month. Accordingly, delays in the closing of sales near the end of a quarter could cause quarterly revenues to fall substantially short of anticipated levels. Significant sales may also occur earlier than expected, which could cause operating results for later quarters to compare unfavorably with operating results from earlier quarters.

Future orders may come from new customers or from existing customers for new products. The sales cycles may be greater than what we have experienced in the past, increasing the difficulty of predicting quarterly revenues.

Because we sell primarily to large carriers, cable/MSOs and OEM customers, we have no direct relationship with most end users of our products. This indirect relationship delays feedback and blurs signals of change in the quick-to-evolve wireless ecosystem, and is one of the reasons we have difficulty predicting demand.

A large portion of our operating expenses, including rent, depreciation and amortization, is fixed and difficult to reduce or change. Accordingly, if our total revenue does not meet our expectations, we may not be able to adjust our expenses quickly enough to compensate for the shortfall in revenue. In that event, our business, financial condition, and results of operations would be materially and adversely affected.

Due to all of the foregoing factors, and the other risks discussed in this Report, you should not rely on quarter-to-quarter comparisons of our operating results as an indication of future performance.

Technology and customer needs change rapidly in our market, which could render our products obsolete and negatively affect our business, financial condition and results of operations.

Our success depends on our ability to anticipate and adapt to changes in technology and industry standards. We will also need to continue to develop and introduce new and enhanced products to meet our target markets’ changing demands and keep up with evolving industry standards, including changes in the Microsoft, Google, and Apple operating systems with which our products are designed to be compatible, and to promote those products successfully. The communications and graphics software markets in which we operate are characterized by rapid technological change, changing customer needs, frequent new product introductions, evolving industry standards, and short product life cycles. In addition, some of the technology we market, which has been sold as software in the past, can be integrated at the chipset level by the leading mobile chipset manufacturers. Any of these factors could render our existing products obsolete and unmarketable. In addition, new products and product enhancements can require long development and testing periods as a result of the complexities inherent in today’s computing environments and the performance demanded by customers and called for by evolving wireless networking technologies. If our target markets do not develop as we anticipate, our products do not gain widespread acceptance in these markets, or we are unable to develop new versions of our software products that can operate on future wireless networks and PC and mobile device operating systems and interoperate with other popular applications, our business, financial condition and results of operations could be materially and adversely affected.

Competition within our target markets is intense and includes numerous established competitors and new entrants, which could negatively affect our revenues and results of operations.

We operate in markets that are extremely competitive and subject to rapid changes in technology. Because there are low barriers to entry into the software markets in which we participate and may participate in the future, we expect significant competition to continue from both established and emerging software companies, both domestic and international. In fact, our growth opportunities in new product markets could be limited to the extent established and emerging software companies enter or have entered those markets. Furthermore, our existing and potential OEM customers may acquire or develop products that compete directly with our products.

Many of our other current and prospective competitors have significantly greater financial, marketing, service, support, technical and other resources than we do. As a result, they may be able to adapt more quickly than we can to new or emerging technologies and changes in customer requirements or to devote greater resources to the promotion and sale of their products. Announcements of competing products by competitors could result in the cancellation of orders by customers in anticipation of the introduction of such new products. In addition, some of our competitors are currently making complementary products that are sold separately. Such competitors could decide to enhance their competitive position by bundling their products to attract customers seeking integrated, cost-effective software applications. Some competitors have a retail emphasis and offer OEM products with a reduced set of features. The opportunity for retail upgrade sales may induce these and other competitors to make OEM products available at their own cost or even at a loss. We also expect competition to increase as a result of software industry consolidations, which may lead to the creation of additional large and well-financed competitors. Increased competition is likely to result in price reductions, fewer customer orders, reduced margins, and loss of market share.

We have introduced products to support higher speed networking and 4G technologies and services and next generation networks. If the market for these products does not develop as we have anticipated or if the adoption of and investments in these technologies and services grows more slowly than we have anticipated, our operating results, financial condition, and prospects may be negatively affected.

We have introduced products to support new high-speed networking and 4G technologies and next generation networks, but the pace of the market adoption of such technologies and the deployment of next generation networks is uncertain. Where some of the products that we have introduced to support high-speed networking and 4G technologies have allowed us to enter new markets, such as mobile marketing and analytics, a viable market for these products may not develop or be sustainable, and we may face intense competition in these markets.

Future sales and any future profits from these and related products are substantially dependent upon the acceptance and use of these new high-speed networking and 4G technologies, on the continued adoption and use of mobile data services by end users, on our carrier, MSO, and enterprise customers’ ability to successfully introduce new mobile services enabled by our products, and on our ability to broaden our carrier customer base, which we believe will be difficult and time-consuming. If the adoption of and investments in new networking and 4G technologies does not grow or grows more slowly than anticipated, or if CSPs delay their deployment of next generation networks or fail to deploy such networks successfully, or if we are unable to compete in new markets for our products, we will not obtain the anticipated returns from our planning and development investments. To the extent we devote substantial resources and incur significant expenses to enable our products to be interoperable with new networks that have failed or have been delayed or not deployed, our operating results, financial condition, and prospects may be negatively affected.

If we are unable to retain key personnel, the loss of their services could materially and adversely affect our business, financial condition and results of operations.

Our future performance depends in significant part upon the continued service of our senior management and other key technical personnel. We do not have employment agreements with our key employees. The loss of the services of our key employees would materially and adversely affect our business, financial condition and results of operations. Our future success also depends on our ability to continue to attract, retain, and motivate qualified personnel, particularly highly skilled engineers involved in the ongoing research and development required to develop and enhance our products. Competition for these employees remains high and employee retention is a common problem in our industry. Our inability to attract and retain the highly trained technical personnel that are essential to our product development, marketing, service and support teams may limit the rate at which we can generate revenue, develop new products or product enhancements and generally would have an adverse effect on our business, financial condition and results of operations.

We rely directly and indirectly on third-party intellectual property and licenses, which may not be available on commercially reasonable terms or at all.

Many of the Company’s products and services include third-party intellectual property, which requires licenses from those third parties directly to us or to unrelated companies which provide us with sublicenses and/or execution of services for the operation of our business. These products and services include our wireless suite of products, as well as our graphics products. The Company has historically been able to obtain such licenses on reasonable terms. There is, however, no assurance that the necessary licenses could be obtained on acceptable terms, or at all, in the future. If the Company or our third party service providers are unable to obtain or renew critical licenses on reasonable terms, we may be forced to terminate or curtail our products and services which rely on such intellectual property, and our financial condition and operating results may be materially adversely affected.

If we fail to continue to establish and maintain strategic relationships with mobile device manufacturers, wireless carriers, cable MSOs and network infrastructure manufacturers, market acceptance of our products and our profitability may suffer.

Most of our strategic relationships with mobile device manufacturers are not subject to written contract, but rather are in the form of informal working relationships. We believe these relationships are valuable to our success. In particular, these relationships provide us with insights into product development and emerging technologies, which allows us to keep abreast of, or anticipate, market trends, and helps us serve our current and prospective customers. Because these relationships are not typically governed by written agreements, there is no obligation for many of our partners to continue working with us. If we are unable to maintain our existing strategic relationships with mobile device manufacturers or if we fail to enter into additional strategic relationships or the parties with whom we have strategic relationships favor one of our competitors, our ability to provide products that meet our current and prospective customers’ needs could be compromised and our reputation and future revenue prospects could suffer. For example, if our software does not function well with a popular mobile device because we have not maintained a relationship with its manufacturer, carriers seeking to provide that device to their respective customers could choose a competitor’s software over ours or develop their own. Even if we succeed in establishing these relationships, they may not result in additional customers or revenues.

Our growth depends in part on our customers’ ability and willingness to promote our services and attract and retain new end user customers or achieve other goals outside of our control.

We sell our wireless products for use on handheld devices primarily to our carrier, cable/MSO, and enterprise customers, who deploy our products for use by their end user customers. The success of our carrier, cable/MSO and enterprise customers, and their ability and willingness to market services to their end users that are supported by our products, is critical to our future success. Our ability to generate revenues from sales of our software is also constrained by our carrier customers’ ability to attract and retain customers. We have no input into or influence upon their marketing efforts and sales and customer retention activities. If our large carrier customers fail to maintain or grow demand for their services, revenues or revenue growth from our products designed for use on mobile devices will decline and our results of operations will suffer.

Our acquisitions of companies or technologies may disrupt our business and divert management attention and cause our current operations to suffer.

We have historically made targeted acquisitions of smaller companies with important technology and expect to continue to do so in the future. As part of any acquisition, we will be required to assimilate the operations, products and personnel of the acquired businesses and train, retain, and motivate key personnel from the acquired businesses. We may not be able to maintain uniform standards, controls, procedures and policies if we fail in these efforts. Similarly, acquisitions may cause disruptions in our operations and divert management’s attention from our Company’s day-to-day operations, which could impair our relationships with our current employees, customers, and strategic partners. Acquisitions may also subject us to liabilities and risks that are not known or identifiable at the time of the acquisition.

We may also have to incur debt or issue equity securities in order to finance future acquisitions. Our financial condition could be harmed to the extent we incur substantial debt or use significant amounts of our cash resources in acquisitions. The issuance of equity securities for any acquisition could be substantially dilutive to our existing stockholders. In addition, we expect our profitability could be adversely affected because of acquisition-related accounting costs, write offs, amortization expenses, and charges related to acquired intangible assets. In consummating acquisitions, we are also subject to risks of entering geographic and business markets in which we have had limited or no prior experience. If we are unable to fully integrate acquired businesses, products, or technologies within existing operations, we may not receive the intended benefits of such acquisitions.

Our operating income or loss may continue to change due to shifts in our sales mix and variability in our operating expenses.

Our operating income or loss can change quarter to quarter and year to year due to a change in our sales mix and the timing of our continued investments in research and development and infrastructure. We continue to invest in research and development, which is the lifeline of our technology portfolio. The timing of these additional expenses can vary significantly quarter to quarter and even from year to year.

Our products may contain undetected software defects, which could negatively affect our revenues.

Our software products are complex and may contain undetected defects. In the past, we have discovered software defects in certain of our products and have experienced delayed or lost revenues during the period it took to correct these problems. Although we and our OEM customers test our products, it is possible that errors may be found or occur in our new or existing products after we have commenced commercial shipment of those products. Defects, whether actual or perceived, could result in adverse publicity, loss of revenues, product returns, a delay in market acceptance of our products, loss of competitive position, or claims against us by customers. Any such problems could be costly to remedy and could cause interruptions, delays, or cessation of our product sales, which could cause us to lose existing or prospective customers and could negatively affect our results of operations. In addition, some of our software contains open source components that are licensed under the GNU General Public License and other open source licenses. These components may contain undetected defects or incompatibilities, may cause us to lose control over the development of portions of our software code, and may expose us to claims of infringement if these components are, or incorporate, infringing materials, the licenses are not enforceable or are modified to become incompatible with other open source licenses, or exposure to misappropriation claims if these components include unauthorized materials from a third party.

Regulations affecting our customers and us, and future regulations to which they or we may become subject, may harm our business.

Certain of our customers in the communications industry are subject to regulation by the Federal Communications Commission, which could have an indirect effect on our business. In addition, the United States telecommunications industry has been subject to continuing deregulation since 1984. We cannot predict when, or upon what terms and conditions, further regulation or deregulation might occur or the effect regulation or deregulation may have on demand for our products from customers in the communications industry. Demand for our products may be indirectly affected by regulations imposed upon potential users of those products, which may increase our costs and expenses.

We may be unable to adequately protect our intellectual property and other proprietary rights, which could negatively impact our revenues.

Our success is dependent upon our software code base, our programming methodologies and other intellectual properties and proprietary rights. In order to protect our proprietary technology, we rely on a combination of trade secrets, nondisclosure agreements, patents, and copyright and trademark law. We currently own U.S. trademark registrations for certain of our trademarks and U.S. patents for certain of our technologies. However, these measures afford us only limited protection. Furthermore, we rely primarily on “shrink wrap” licenses that are not signed by the end user and, therefore, may be unenforceable under the laws of certain jurisdictions. Accordingly, it is possible that third parties may copy or otherwise obtain our rights without our authorization. It is also possible that third parties may independently develop technologies similar to ours. It may be difficult for us to detect unauthorized use of our intellectual property and proprietary rights.

We may be subject to claims of intellectual property infringement as the number of trademarks, patents, copyrights and other intellectual property rights asserted by companies in our industry grows and the coverage of these patents and other rights and the functionality of software products increasingly overlap. From time to time, we have received communications from third parties asserting that our trade name or features, content, or trademarks of certain of our products infringe upon intellectual property rights held by such third parties. We have also received correspondence from third parties separately asserting that our products may infringe on certain patents held by each of the parties. Although we are not aware that any of our products infringe on the proprietary rights of others, third parties may claim infringement by us with respect to our current or future products. Additionally, our customer agreements require that we indemnify our customers for infringement claims made by third parties involving our intellectual property embedded in their products. Infringement claims, whether with or without merit, could result in time-consuming and costly litigation, divert the attention of our management, cause product shipment delays, or require us to enter into royalty or licensing agreements with third parties. If we are required to enter into royalty or licensing agreements, they may not be on terms that are acceptable to us. Unfavorable royalty or licensing agreements could seriously impair our ability to market our products.

Our business, financial condition and operating results could be adversely affected as a result of legal, business and economic risks specific to international operations.

In recent years, our revenues derived from sales to customers outside the U.S. have not been material. Our revenues derived from such sales can vary from quarter to quarter and from year to year. We also frequently ship products to our domestic customers’ international manufacturing divisions and subcontractors. In the future, we may expand these international business activities. International operations are subject to many inherent risks, including:

•	general political, social and economic instability;
•	trade restrictions;
•	the imposition of governmental controls;
•	exposure to different legal standards, particularly with respect to intellectual property;
•	burdens of complying with a variety of foreign laws, including without limitation data privacy laws, such as the General Data Privacy Regulation in Europe;
•	import and export license requirements and restrictions of the United States and any other country in which we operate;
•	unexpected changes in regulatory requirements;
•	foreign technical standards;
•	changes in tariffs;
•	difficulties in staffing and managing international operations;
•	difficulties in securing and servicing international customers;
•	difficulties in collecting receivables from foreign entities;
•	fluctuations in currency exchange rates and any imposition of currency exchange controls; and
•	potentially adverse tax consequences.

These conditions may increase our cost of doing business. Moreover, as our customers are adversely affected by these conditions, our business with them may be disrupted and our results of operations could be adversely affected.

Security and privacy breaches may harm our business.

The uninterrupted operation of our hosted solutions and the confidentiality and security of third-party information is critical to our business. Any failures in our security and privacy measures, such as “hacking” of our systems by outsiders, could have a material adverse effect on our financial position and results of operations. If we are unable to protect, or our customers perceive that we are unable to protect, the security and privacy of our electronic information, our growth could be materially adversely affected. A security or privacy breach may:

•	cause our customers to lose confidence in our solutions;
•	harm our reputation;
•	expose us to liability; and
•	increase our expense from potential remediation costs.

While we believe we use proven applications designed for data security and integrity to process electronic transactions, there can be no assurance that our use of these applications will be sufficient to address changing market conditions or the security and privacy concerns of existing and potential customers. In addition, our customers and end users may use our products and services in a manner which violates security or data privacy laws in one or more jurisdictions. Any significant or high profile data privacy breaches or violations of data privacy laws, whether directly through our hosted solutions or by third parties using our products and services, could result in the loss of business and reputation, litigation against us and regulatory investigations and penalties that could adversely affect our operating results and financial condition.

Interruptions or delays in service from data center hosting facilities could impair the delivery of our service and harm our business.

We currently serve our customers from data center hosting facilities. Any damage to, or failure of, such facilities generally could result in interruptions in our service. Interruptions in our service may reduce our revenue, cause us to issue credits or pay penalties, cause customers to terminate their on-demand services, and adversely affect our renewal rates and our ability to attract new customers.

If we fail to meet the requirements for continued listing on the NASDAQ Stock Market, our common stock would likely be delisted from trading on NASDAQ, which would likely reduce the liquidity of our common stock and could cause our trading price to decline.

Our common stock is currently listed for quotation on the NASDAQ Stock Market. We are required to meet specified financial requirements in order to maintain our listing on NASDAQ. If we fail to satisfy NASDAQ’s continued listing requirements, our common stock could be delisted from NASDAQ and our common stock would instead trade on the OTC Market. Any potential delisting of our common stock from NASDAQ would likely result in decreased liquidity and increased volatility of our common stock, and would likely cause our trading price to decline.

We may have exposure to additional tax liabilities.

As a multinational corporation, we are subject to income taxes as well as sales, use, and other non-income based taxes, in both the United States and various foreign jurisdictions. Significant judgment is required in determining our worldwide provision for income taxes, sales and use taxes, and other tax liabilities. Changes in tax laws or tax rulings may have a significantly adverse impact on our effective tax rate.

We are also subject to non-income based taxes, such as payroll, sales, use, value-added, net worth, property, and goods and services taxes, in the United States and various foreign jurisdictions. We are regularly under audit by tax authorities with respect to these non-income based taxes and may have exposure to additional non-income based tax liabilities. An increasing number of states have considered or adopted laws that attempt to impose obligations on out-of-state retailers to collect sales and use taxes on their behalf. A successful assertion by one or more states or foreign countries requiring us to collect sales and use taxes where we do not do so could result in substantial tax liabilities, including for past sales, as well as penalties and interest.

Although we believe that our income and non-income based tax estimates are reasonable, there is no assurance that our provisions for taxes are correct, or that the final determination of tax audits or tax disputes will not be different from what is reflected in our historical income tax provisions and accruals. If we are required to pay substantially more taxes in the future or for prior periods, our operating results and financial condition could be adversely affected.

Evolving information security and data privacy laws and regulations may result in increased compliance costs, impediments to the development or performance of our offerings, and monetary or other penalties.

Because our solutions process customer data that may contain personally identifiable information, we are or may become subject to federal, state and foreign laws and regulations regarding the privacy and protection of such data. These laws and regulations address a range of issues, including data privacy, cybersecurity and restrictions or technological requirements regarding the collection, use, storage, protection, retention or transfer of data. The regulatory framework for data privacy and cybersecurity issues worldwide can vary substantially from jurisdiction to jurisdiction. Foreign privacy and data protection laws and regulations can be more restrictive than those in the United States. In the European Union, the General Data Protection Regulation, or GDPR, is due to come into force in May 2018. The GDPR will replace the current EU Data Protection Directive and related country-specific legislation. The GDPR will include operational and governance requirements for companies that collect or process personal data of residents of the European Union that differ from or expand upon those currently in place in the European Union. The GDPR also provides for significant penalties for non-compliance. The costs of compliance with, and other burdens imposed by, these laws and regulations may become substantial and may limit the use and adoption of our offerings, require us to change our business practices, impede the performance and development of our solutions, or lead to significant fines, penalties or liabilities for noncompliance with such laws or regulations.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholders. We will not receive any of the proceeds resulting from the sale of common stock by the selling stockholders. However, we will receive the sale price of any common stock we sell to the selling stockholders upon exercise of the warrants owned by the selling stockholders. We expect to use the proceeds received from the exercise of the warrants, if any, for general working capital purposes. We have not declared or paid any dividends on our common stock and do not currently expect to do so in the near future.

PRIVATE PLACEMENT OF SECURITIES

On May 3, 2018, the Company completed a private placement, wherein a total of 3,170,000 shares of the Company’s common stock was issued at a purchase price of $2.21 per share (the “May private placement”), with each investor also receiving a warrant to purchase up to a number of shares of common stock equal to the number of shares of common stock purchased by such investor in the Offering at an exercise price of $2.11 per share (the “May warrants”), for a total purchase price of approximately $7,000,000. The May warrants become exercisable in the first week of November of 2018, and have a term of five years.

The Company engaged Chardan Capital Markets, LLC (“Chardan”) as placement agent for the offering, and agreed to pay Chardan a cash placement fee equal to 7.0% of the gross proceeds of the offering. The Company has also engaged Roth Capital Partners, LLC as its financial advisor for the offering. The Company agreed to pay Roth a cash fee equal to 2.0% of the gross proceeds of the offering.

SELLING STOCKHOLDERS

The common stock being offered by the selling stockholders includes those shares of common stock issued to the selling stockholders in the May private placement and issuable to the selling stockholders upon exercise of the May warrants. The ability of selling stockholders to exercise the May warrants is limited by certain provisions set forth in the May warrants, which are discussed below. For additional information regarding the issuances of those shares of common stock and warrants, see “Private Placement of Securities” above. We are registering the shares of common stock in order to permit the selling stockholders to offer the shares for resale from time to time. Except for the ownership of the shares of common stock and warrants issued as part of the May private placement, and shares of common stock and warrants issued as part of a March 2018 private placement, for which a separate Registration

Statement has already been filed, or as otherwise noted in the footnotes to the table below, the selling stockholders have not had any material relationship with us within the past three years.

Under the terms of the May warrants, as well as the warrants previously issued as part of the March private placement, a selling stockholder may not exercise its warrant to the extent such exercise would cause such selling stockholder, together with its affiliates and attribution parties, to beneficially own a number of shares of common stock which would exceed 4.99% (9.99% in the case of one warrant) of our then outstanding common stock following such exercise, excluding for purposes of such determination shares of common stock issuable upon exercise of any warrants that have not yet been exercised (the “Beneficial Ownership Limitation”). This Beneficial Ownership Limitation may be increased or decreased by the selling stockholder, but in no event shall such beneficial ownership amount increase beyond 9.99%, upon receipt of written notice from the selling stockholder to the Company, which would become effective on the 61st day following delivery of such waiver. The number of shares in the second column (Common Stock Beneficially Owned Prior to Offering) and percentages set forth in the fifth column (Beneficial Ownership Prior to Offering) reflect the application of the current Beneficial Ownership Limitation as set forth in the warrants. The number of shares set forth in the third (Maximum Number of Shares of Common Stock to be Sold) and fourth column (Common Stock Beneficially Owned After Offering), and the percentages set forth in the sixth column (Beneficial Ownership After Offering) do not give effect to such limitations. See “Plan of Distribution.”

The table below lists the selling stockholders and other information regarding the beneficial ownership of the shares of common stock held by or issuable to each of the selling stockholders. The second column lists the number of shares of common stock beneficially owned by each selling stockholder, based on his, her or its ownership of shares of common stock and warrants, as of May 29, 2018, assuming full exercise of all warrants held by the selling stockholders on that date, subject to the application of the Beneficial Ownership Limitation discussed above where relevant based on share ownership levels. The registration of the shares of common stock issuable to the selling stockholders upon the exercise of the warrants does not necessarily mean that the selling stockholders will sell all or any of such shares following exercise. The third column lists the shares of common stock being offered by this prospectus by the selling stockholders, without regard to any limitations on the exercise of warrants.

In accordance with the terms of the registration rights agreement with the selling stockholders, this prospectus generally covers the resale of the sum of (i) the number of shares of common stock issued to the selling stockholders in the May private placement, and (ii) the maximum number of shares of common stock issuable upon exercise of the May warrants issued as part of the May private placement, determined in each case as if all outstanding warrants were exercised in full as of the trading day immediately preceding the date this registration statement was initially filed with the SEC, each as of the trading day immediately preceding the applicable date of determination and all subject to adjustment as provided in the registration rights agreement, without regard to any limitations on the exercise of the warrants, including the Beneficial Ownership Limitation. The table is based on information supplied to us by the selling stockholders, with beneficial ownership and percentage ownership determined in accordance with the rules and regulations of the SEC, and includes voting or investment power with respect to shares of stock. This information does not necessarily indicate beneficial ownership for any other purpose.

None of the selling stockholders is a broker dealer or an affiliate of a broker dealer.

Name of Selling Stockholder(1)	Common Stock Beneficially Owned Prior to Offering(2)		Maximum Number of Shares of Common Stock to be Sold(3)	Common Stock Beneficially Owned After Offering(3)	Beneficial Ownership Prior to Offering(2)	Beneficial Ownership After Offering(3)
Anson Investments Master Fund LP (4)	1,232,506	(5)	1,810,000	885,826	4.99%	3.37%
Empery Tax Efficient, LP(6)	83,216	(7)	83,216	0	*	*
Empery Asset Master, LTD (8)	1,191,765	(9)	675,770	515,995	4.70%	2.03%
Empery Tax Efficient II, LP (10)	1,077,165	(11)	601,014	476,151	4.26%	1.88%

Hudson Bay Master Fund Ltd. (12)	2,074,286	(13)	1,360,000	714,286	7.96%	2.74%
Iroquois Master Fund Ltd.(14)	1,009,716	(15)	724,000	285,716	3.99%	1.13%
Iroquois Capital Investment Group LLC (16)	1,232,506	(17)	1,086,000	428,572	4.99%	1.67%

_______________

*Less than 1%

(1)

This table and the information in the notes below are based upon information supplied by the selling stockholders. Based on 24,650,150 shares of common stock outstanding as of May 29, 2018. Except as expressly noted in the footnotes below, beneficial ownership has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

(2)

As noted herein, amounts include shares of common stock issuable upon (i) exercise of the March warrants issued in the March private placement, regardless of when the March warrants become exercisable, and (ii) exercise of the May warrants issued in the May private placement, regardless of when the May warrants become exercisable. The amounts set forth in this column have been calculated, as it relates to the exercise of outstanding warrants, so as to apply the Beneficial Ownership Limitation where it would be otherwise triggered. Additional information regarding the application of the Beneficial Ownership Limitation is set forth in the footnotes below.

(3)

The actual number of shares of common stock offered hereby and included in the registration statement of which this prospectus forms a part includes, in accordance with Rule 416 under the Securities Act, such indeterminate number of additional shares of our common stock as may become issuable in connection with any proportionate adjustment for any stock splits, stock combinations, stock dividends, recapitalizations or similar events with respect to the common stock. The amounts set forth in this column do not take into account any limitations on the exercise of existing warrants as a result of the Beneficial Ownership Limitation.

(4)

Anson Advisors Inc. and Anson Funds Management LP, the Co-Investment Advisers of Anson Investments Master Fund LP (“Anson”), hold voting and dispositive power over the common shares held by Anson. Bruce Winson is the managing member of Anson Management GP LLC, which is the general partner of Anson Funds Management LP. Moez Kassam and Amin Nathoo are directors of Anson Advisors Inc. Mr. Winson, Mr. Kassam and Mr. Nathoo each disclaim beneficial ownership of these shares except to the extent of their pecuniary interest therein.

(5)

Amount reflects the application of the Beneficial Ownership Limitation that limits the number of shares that may be exercised with respect to the May warrant so as to cause beneficial ownership to not exceed 4.99%. Amount includes 155,966 shares of common stock issuable upon exercise of the May warrant and 0 shares of common stock issuable upon exercise of the March warrant currently held by the selling stockholder. The number of shares of common stock beneficially owned prior to offering assuming full exercise of all existing warrants is 2,695,826 shares.

(6)

Empery Asset Management LP, the authorized agent of Empery Tax Efficient, LP (“ETE”), has discretionary authority to vote and dispose of the shares held by ETE and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by ETE. ETE, Mr. Hoe and Mr. Lane each disclaim any beneficial ownership of these shares. Amount excludes shares owned by Empery Asset Master, Ltd. and Empery Tax Efficient II, LP reflected elsewhere in this table, of which Empery Asset Management LP is also the authorized agent and over which shares Empery Asset Management LP also has voting and dispositive power.

(7)	Amount includes 41,608 shares of common stock issuable upon exercise of the May warrant currently held by the selling stockholder.

(8)

Empery Asset Management LP, the authorized agent of Empery Asset Master Ltd ("EAM"), has discretionary authority to vote and dispose of the shares held by EAM and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by EAM. EAM, Mr. Hoe and Mr. Lane each disclaim any beneficial ownership of these shares. Amount excludes shares owned by ETE and Empery Tax Efficient II, LP reflected elsewhere in this table, of which Empery Asset Management LP is also the authorized agent and over which shares Empery Asset Management LP also has voting and dispositive power.

(9)

Amount includes 371,486 shares of common stock issuable upon exercise of the March warrant and 337,885 shares of common stock issuable upon exercise of the May warrant currently held by the selling stockholder.

(10)

Empery Asset Management LP, the authorized agent of Empery Tax Efficient II, LP ("ETE II"), has discretionary authority to vote and dispose of the shares held by ETE II and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by ETE II. ETE II, Mr. Hoe and Mr. Lane each disclaim any beneficial ownership of these shares. Amount excludes shares owned by ETE and EAM reflected elsewhere in this table, of which Empery Asset Management LP is also the authorized agent and over which shares Empery Asset Management LP also has voting and dispositive power.

(11)

Amount includes 342,799 shares of common stock issuable upon exercise of the March warrant and 300,507 shares of common stock issuable upon exercise of the May warrant currently held by the selling stockholder.

(12)

Hudson Bay Capital Management LP, the investment manager of Hudson Bay Master Fund Ltd., has voting and investment power over these securities. Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management LP. Each of Hudson Bay Master Fund Ltd. and Sander Gerber disclaims beneficial ownership over these securities.

(13)

Amount includes 714,286 shares of common stock issuable upon exercise of the March warrant and 680,000 shares of common stock issuable upon exercise of the May warrant currently held by the selling stockholder. The Beneficial Ownership Limitation included within the warrants issued to this selling stockholder have trigger thresholds of 9.99%, not 4.99% as is the case with the other warrants, and as a result has no limiting effect within the selling stockholder table.

(14)

Richard Abbe is a director of Iroquois Master Fund Ltd. and has voting and dispositive power over the shares held by Iroquois Master Fund Ltd. Amount excludes shares owned by Iroquois Capital Investment Group LLC reflected elsewhere in this table, of which Mr. Abbe is the Managing Member and over which shares Mr. Abbe also has voting and dispositive power.

(15)

Amount includes 285,715 shares of common stock issuable upon exercise of the March warrant and 362,000 shares of common stock issuable upon exercise of the May warrant currently held by the selling stockholder.

(16)

Richard Abbe is the Managing Member of Iroquois Capital Investment Group LLC and has voting and dispositive power over the shares held by Iroquois Capital Investment Group LLC. Excludes shares owned by Iroquois Master Fund Ltd. reflected elsewhere in this table, of which Mr. Abbe is the General Partner and over which shares Mr. Abbe also has voting and dispositive power.

(17)

Amount reflects the application of the Beneficial Ownership Limitation that limits the number of shares that may be exercised with respect to the May warrant so as to cause beneficial ownership to not exceed 4.99%. Amount includes 543,000 shares of common stock issuable upon exercise of the May warrant currently held by the selling stockholder and 146,507 shares of common stock issuable upon exercise of the March warrant. The number of shares of common stock beneficially owned prior to offering assuming full exercise of all existing warrants is 1,514,572 shares.

PLAN OF DISTRIBUTION

Each selling stockholder (the “Selling Stockholders”) of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the NASDAQ Capital Market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling securities:

•ordinary brokerage transactions and transactions in which the broker‑dealer solicits purchasers;
•block trades in which the broker‑dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•purchases by a broker‑dealer as principal and resale by the broker‑dealer for its account;
•an exchange distribution in accordance with the rules of the applicable exchange;
•privately negotiated transactions;
•settlement of short sales;
•in transactions through broker‑dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;
•through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•a combination of any such methods of sale; or
•any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker‑dealers engaged by the Selling Stockholders may arrange for other brokers‑dealers to participate in sales. Broker‑dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker‑dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the securities or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) when all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

The validity of the shares of our common stock offered hereby has been passed upon for us by Buchanan Ingersoll & Rooney PC, Pittsburgh, Pennsylvania.

EXPERTS

The consolidated financial statements of Smith Micro Software, Inc. and Subsidiaries as of December 31, 2017 and 2016 and for each of the years in the two-year period ended December 31, 2017 incorporated in this Prospectus by reference from the Smith Micro Software, Inc. and Subsidiaries Annual Report on Form 10-K for the year ended December 31, 2017 have been audited by SingerLewak LLP, an independent registered public accounting firm, as stated in their report thereon, incorporated herein by reference in this Prospectus and Registration Statement in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION ABOUT US

We have filed a registration statement on Form S-3 with the SEC for the shares of common stock we are offering by this prospectus. This prospectus does not include all of the information contained in the registration statement. You should refer to the registration statement and its exhibits for additional information. We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus. We will provide this information upon oral or written request, free of charge. Any requests for this information should be made by calling or sending a letter to the Secretary of the Company, c/o Smith Micro Software, Inc., 51 Columbia, Aliso Viejo, CA 92656. Our telephone number is (949) 362-5800.

We are required to file annual and quarterly reports, current reports, proxy statements, and other information with the SEC. We make these documents publicly available, free of charge, on our website at www.smithmicro.com as soon as reasonably practicable after filing such documents with the SEC. You can read our SEC filings, including the registration statement, on the SEC’s website at www.sec.gov. You also may read and copy any document we file with the SEC at its public reference facility at:

Public Reference Room

100 F Street N.E.

Washington, DC 20549

Please call the SEC at 1-800-732-0330 for further information on the operation of the public reference facilities.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents filed by us with the SEC are incorporated by reference in this prospectus:

•Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed on March 30, 2018, and Amendment to Annual Report on Form 10-K/A for the fiscal year ended December 31, 2017 filed on April 17, 2018;

•Quarterly Report on Form 10-Q for the quarter ended March 31, 2018, filed May 15, 2018;

•Current Reports on Form 8-K (or Form 8-K/A) filed on January 31, 2018; March 6, 2018; and May 4, 2018;

•Definitive Proxy Statement on Schedule 14A filed on May 3, 2018; and

•The description of our common stock contained in our Form 8-A (File No. 000-26536) filed on July 31, 1995, including any amendment on reports filed for the purpose of updating such description.

Notwithstanding the foregoing, information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits, is not incorporated by reference in this prospectus.

We also incorporate by reference all documents we file under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (a) after the initial filing date of the registration statement of which this prospectus is a part and before the effectiveness of the registration statement and (b) after the effectiveness of the registration statement and before the filing of a post-effective amendment that indicates that the securities offered by this prospectus have been sold or that deregisters the securities covered by this prospectus then remaining unsold. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement in any other subsequently filed document which is also incorporated or deemed to be incorporated herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Upon written or oral request, we will provide, without charge, each person to whom a copy of this prospectus is delivered, a copy of any document incorporated by reference in this prospectus (other than exhibits, unless such exhibits are specifically incorporated by reference in such documents). Requests should be directed to Smith Micro Software, Inc., 51 Columbia, Aliso Viejo, California 92656.

INDEMNIFICATION OF DIRECTORS AND OFFICERS FOR SECURITIES ACT LIABILITIES

Section 145 (“Section 145”) of the Delaware General Corporate Law (“DGCL”) permits indemnification of directors, officers, agents and controlling persons of a corporation under certain conditions and subject to certain limitations. Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer or agent of the corporation or another enterprise if serving at the request of the corporation. Depending on the character of the proceeding, a corporation may indemnify against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person indemnified acted in good faith and in a manner he or she reasonably believed to be in or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of an action by or in the right of the corporation, no indemnification may be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Section 145 further provides that to the extent a present or former director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith. The foregoing is only a summary of the described sections of the DGCL and is qualified in its entirety by reference to such sections.

The Company’s Certificate of Incorporation and Bylaws, as each has been amended and/or restated, provide that it shall indemnify each of its officers and directors to the fullest extent permitted by Section 145.

The Company’s Certificate of Incorporation provides that no director of the Company shall be personally liable to it or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of a director’s duty of loyalty to the company or its stockholders, (ii) for acts or omissions not in good faith involving intentional misconduct or knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for transactions from which a director received any improper personal benefit. If the DGCL is amended to authorize further elimination or limitation on personal liability of directors then the liability of directors shall be further eliminated or limited to the fullest extent provided by the DGCL as so amended.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to Smith Micro’s directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different or additional information. If such information is provided to you, you should not rely on it. This prospectus is not an offer of these securities in any jurisdiction where an offer and sale is not permitted.

6,340,000 Shares of Common Stock

PROSPECTUS

We have not authorized any dealer, salesperson or other person to give any information or represent anything contained in this prospectus. You must not rely on any unauthorized information. This prospectus does not offer to sell nor does it solicit to buy any shares of common stock in any jurisdiction where it is unlawful. The information in this prospectus is current as of June 20, 2018.